OphthaliX announces the appointment of Prof. Roger Kornberg as a Director

Carson City, Nevada, February 6, 2012 – OphthaliX, Inc. (OTCBB: OPLI) is pleased to announce the appointment of Professor Roger D. Kornberg to the Company’s Board of Directors.

Roger Kornberg is Winzer Professor in Medicine in the Department of Structural Biology at Stanford University. He moved to his present position in 1978, where his research has focused on the mechanism and regulation of eukaryotic gene transcription. In 2006, Professor Kornberg was awarded the Nobel Prize in Chemistry in recognition for his studies.

Prof. Kornberg was elected to the National Academy of Sciences in 1993. He has received many awards, including the 2001 Welch prize, highest award in chemistry in the United States, the 2002 Leopold Mayer Prize and the highest award in biomedical sciences of the French Academy of Sciences.

He is a recipient of honorary degrees from universities in Europe and Israel, including the Hebrew University, where he is a visiting professor.

Prof. Kornberg is also serving as a director of Teva Pharmaceuticals Industries Ltd. and Protalix BioTherapeutics Inc.

Prof. Pnina Fishman, interim CEO and Chairman of OphthaliX commented: "we are very pleased that Prof. Kornberg has agreed to join our Board. His outstanding scientific achievements and his experience serving on boards of leading pharmaceutical and biotechnology companies will be extremely valuable as we progress with our advanced clinical development programs".

About OphthaliX Inc.

OphthaliX Inc. is an advanced clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis.

Contact:

Pnina Fishman, Interim Chief Executive Officer

Tel: +972-3-9241114

This release contains forward-looking statements regarding OphthaliX Inc.’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX Inc. undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.